UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2023

SIGMA ADDITIVE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38015	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SASI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2023, upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Sigma Additive Solutions, Inc. (“we,” “our,” “us,” or the “Company”), the Board approved and adopted certain retention bonus and separation plans for Jacob Brunsberg, our President and Chief Executive Officer, and Frank Orzechowski, our Chief Financial Officer. The separation plans were adopted in contemplation of our proposed acquisition of NextTrip Holdings, Inc., or NextTrip, pursuant to the previously announced Share Exchange Agreement, which contemplates that Mr. Brunsberg will resign as our President and Chief Executive Officer and as an employee of the Company concurrently with the closing of the acquisition and that William Kerby, the co-founder and Chief Executive Officer of NextTrip, will concurrently be appointed as our Chief Executive Officer. The separation plans approved by the Board are memorialized in Retention Bonus and Separation Agreements dated November 22, 2023 (each, a “Separation Agreement”) between the Company and each of Messrs. Brunsberg and Orzechowski.

The Company’s former retention bonus plan and related change in control plan and the Retention Bonus and Change in Control Agreements dated as of January 26, 2023 between the Company and each of Messrs. Brunsberg and Orzechowski (together, the “CIC Agreements”) have been terminated, and Messrs. Brunsberg and Orzechowski have no further rights or benefits under the CIC Agreements.

Pursuant to the Separation Agreement with Mr. Brunsberg, he will resign from his roles as President and Chief Executive Officer of the Company effective as of the closing of the acquisition of NextTrip. Subject to his resignation, he will be entitled to receive (1) a cash payment in the amount of $204,511 (the “Brunsberg Prorated Retention Bonus”), which is equal to the retention bonus that would have otherwise been payable to Mr. Brunsberg under his CIC Agreement, prorated through December 31, 2023, and (2) subject to his execution of a general lease, a separation payment equal to three months’ base salary, in the amount of $62,500. Mr. Brunsberg also will be awarded 31,250 shares of restricted stock, or restricted stock units, or stock options to purchase up to 31,250 shares of Company common stock, which equity shall be issued under the Company’s 2023 Equity Incentive Plan (the “Plan”), subject to stockholder approval of the Plan at the Company’s 2023 Annual Meeting of Stockholders; in the event that the 2023 Plan has not been adopted and implemented by the Company as of the closing of the acquisition, then such equity award will be issued to Mr. Brunsberg on such later date that the 2023 Plan or a similar equity incentive plan is adopted and implemented by the Company. Notwithstanding the foregoing, in the event that the acquisition does not close for any reason, the Separation Agreement will have no force or effect, except that the Company will pay Mr. Brunsberg the Brunsberg Prorated Retention Bonus in conjunction with the closing of the previously disclosed sale of assets to Divergent Technologies, Inc., if ever.

Pursuant to the Separation Agreement with Mr. Orzechowski, he will be entitled to receive a cash payment in the amount of $109,073 (the “Orzechowski Prorated Retention Bonus”), which is equal to the retention bonus that would have otherwise been payable to Mr. Orzechowski under his CIC Agreement, prorated through December 31, 2023, upon the closing of the acquisition of NextTrip. Subject to his execution of a general release, Mr. Orzechowski will also be entitled to receive a severance payment of $200,00, which is equal to his current base annual salary, in the event that his employment is terminated by the Company without “cause” or he resigns for “good reason” (in each case as defined in his Separation Agreement) within 18 months following the closing of the acquisition. Notwithstanding the foregoing, in the event that the acquisition does not close for any reason, the Separation Agreement will have no force or effect, except that the Company will pay Mr. Orzechowski the Orzechowski Prorated Retention Bonus in conjunction with the closing of the previously disclosed sale of assets to Divergent Technologies, Inc., if ever.

The foregoing description of the Separation Agreements does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Separation Agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Separation Agreement between Sigma Additive Solutions and Jacob Brunsberg, dated November 22, 2023.
10.2	Separation Agreement between Sigma Additive Solutions and Frank Orzechowski, dated November 22, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2023	SIGMA ADDITIVE SOLUTIONS, INC.

	By:	/s/ JACOB BRUNSBERG
	Name:	Jacob Brunsberg
	Title:	President and Chief Financial Officer